EX-28.e.ii

BHIL DISTRIBUTORS, INC.—

LION GLOBAL INVESTORS LIMITED

UNDERWRITING FEE AGREEMENT

AGREEMENT made this 12th day of March, between BHIL Distributors, Inc. (“BHIL”), an Ohio corporation with its principal place of business at 4041 N. High Street, Suite 402, Columbus, OH 43214 and Lion Global Investors Limited (“Company”), a Singapore corporation with its principal place of business at 65 Chulia Street, # 18-01 OCBC Centre, Singapore 049513.

WHEREAS, BHIL acts as principal underwriter for Advisers Investment Trust (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company, which may issue its shares of beneficial interest in separate series as identified in Schedule A hereto and as such Schedule may be amended from time to time (each investment portfolio is individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, Company, is the investment adviser of the Funds pursuant to agreements duly approved by the Trustees of the Trust, including a majority of the independent Trustees; and

NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein, the undersigned parties do hereby agree as follow.

SECTION 1. PAYMENT OF FEES AND EXPENSES

Company agrees to pay to BHIL the fees and expenses set forth in Schedule A, payable monthly.

SECTION 2. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

(b) This Agreement may be terminated as follows:

(i) automatically in the event of the termination of the Underwriting Agreement between the Trust and BHIL;

(ii) automatically in the event of the assignment of this Agreement, as defined in Section 2(a)(4) of the Act; and

(iii) by either party to the Agreement without cause by giving the other party at least sixty (60) days’ written notice of its intention to terminate.

SECTION 3. NOTICES

Any notice under this Agreement shall be in writing and shall be addressed and delivered or mailed postage prepaid, to the other party’s principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.

SECTION 4. AMENDMENTS

This Agreement may be amended by the mutual consent of the parties at any time, which Amendment shall be in writing and signed by authorized representatives of the parties.

SECTION 5. MISCELLANEOUS

(a) This Agreement shall be construed in accordance with the laws of the State of Ohio.

(b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Fee Agreement to be duly executed as of the day and year first above written.

LION GLOBAL INVESTORS LIMITED

By:
Name:
Title:

BHIL DISTRIBUTORS, INC.

By:
Name:
Title:

BHIL DISTRIBUTORS, INC.—

LION GLOBAL INVESTORS LIMITED

UNDERWRITING FEE AGREEMENT

Schedule A

(Effective March 12, 2013)

This Schedule A and the Underwriting Fee Agreement to which it is attached, shall apply with respect to the shares of the following Funds:

•	Lion Global Investors AsiaPac Dividend Fund

•	Lion Global Investors Asian Credit High Yield Fund

•	Lion Global Investors Asian Local Currency Bond Fund

•	Any other series of the Trust that may be started in the future and for which Company serves as the investment adviser

Fees and Expenses Owed to BHIL by Company with Respect to Each Fund:

•	Distributor & Underwriter Annual Fees (billed monthly) *:

First Fund Effective and Offered	$25,000
Second Fund Effective and Offered	$10,000
Each Subsequent Fund Effective and Offered Thereafter	$5,000

•	Out-of-Pocket Expenses:

Company shall reimburse BHIL for the following reasonable costs incurred by BHIL in connection with the offering and distribution of Shares of each Fund**:

(i)	Fund-related telephone charges;

(ii)	Mailing costs for Fund-related documents;

(iii)	State and federal regulatory registration and filing fees paid on behalf of any Fund (including FINRA advertising filing fees);

(iv)	Bank charges; and

(v)	National Securities Clearing Corporation (NSCC) Fees.

*

Parties agree that the Annual Fee payable with respect to each Fund may be offset by the application of front-end sales load and/or Rule 12b-1 fees paid to BHIL by the Fund as applicable. After the application of front-end sales load and/or Rule 12b-1 fees paid by the Fund to cover the Annual Fee, the Company shall be responsible for paying the remainder of the Annual Fee outstanding, if any.
**	Parties agree that Company is only responsible for reimbursing BHIL for such of these Out-of-Pocket Expenses as are incurred by BHIL in connection with offering and distributing shares of the Funds covered by this Agreement. All out-of-pocket expenses $75 and over shall be discussed with the Company where practicable prior to such costs being incurred. All claims for the reimbursement of out-of-pocket expenses $75 and over must be accompanied with an authorized receipt or invoice to which the out-of-pocket expenses were paid.